As filed with the Securities and Exchange Commission on July 26, 2013

Registration No. 333-42079

Registration No. 333-48197

Registration No. 333-87879

Registration No. 333-70432

Registration No. 333-71100

Registration No. 333-130520

Registration No. 333-168866

Registration No. 333-174111

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-42079

Post-Effective Amendment No. 1 to Registration Statement No. 333-48197

Post-Effective Amendment No. 2 to Registration Statement No. 333-87879

Post-Effective Amendment No. 2 to Registration Statement No. 333-70432

Post-Effective Amendment No. 2 to Registration Statement No. 333-71100

Post-Effective Amendment No. 2 to Registration Statement No. 333-130520

Post-Effective Amendment No. 1 to Registration Statement No. 333-168866

Post-Effective Amendment No. 1 to Registration Statement No. 333-174111

to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Power-One, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0420182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

740 Calle Plano

Camarillo, California 93012

(Address of Principal Executive Offices) (Zip Code)

POWER-ONE, INC. EMPLOYEE STOCK PURCHASE PLAN

POWER-ONE, INC. 1996 STOCK INCENTIVE PLAN

POWER-ONE, INC. AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN

POWER-ONE 2001 STOCK OPTION PLAN

POWER-ONE 2001 DEFERRED COMPENSATION PLAN

POWER-ONE, INC. 2004 STOCK INCENTIVE PLAN

AMENDED AND RESTATED POWER-ONE, INC. 2004 STOCK INCENTIVE PLAN

 (Full title of the plans)

Tina D. McKnight

General Counsel and Secretary

Power-One, Inc.

740 Calle Plano

Camarillo, California 93012

(Name and address of agent for service)

(805) 987-8741

(Telephone number, including area code, of agent for service)

Copy to:

Jennifer Bellah Maguire

Gibson, Dunn & Crutcher LLP

333 South Grand Ave.

Los Angeles, CA 90071

(213) 229-7000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), of the Registrant:

•                  Registration Statement on Form S-8, (No. 333-42079), pertaining to the registration of Common Stock (defined below) under the Employee Stock Purchase Plan (the “Stock Purchase Plan”), which was filed with the Securities and Exchange Commission (the “SEC”) on December 12, 1997 (the “Employee Stock Purchase Plan Registration Statement”);

•                  Registration Statement on Form S-8, (No. 333-48197), pertaining to the registration of Common Stock under the 1996 Stock Incentive Plan (the “1996 Plan”), which was filed with the SEC on March 18, 1998 (the “1996 Plan Registration Statement”);

•                  Registration Statement on Form S-8, (No. 333-87879), pertaining to the registration of Common Stock under the Amended and Restated 1996 Stock Incentive Plan (the “A&R 1996 Plan”), which was filed with the SEC on September 27, 1999 (the “A&R 1996 Plan Registration Statement”);

•                  Registration Statement on Form S-8, (No. 333-70432), pertaining to the registration of Common Stock under the 2001 Stock Option Plan (the “2001 Plan”), which was filed with the SEC on September 28, 2001 (the “2001 Plan Registration Statement”);

•                  Registration Statement on Form S-8, (No. 333-71100), pertaining to the registration of Common Stock under the 2001 Deferred Compensation Plan (the “2001 Deferred Plan”), which was filed with the SEC on October 5, 2001 (the “2001 Deferred Plan Registration Statement”);

•                  Registration Statement on Form S-8, (No. 333-130520), pertaining to the registration of Common Stock under the 2004 Stock Incentive Plan (the “2004 Plan”), which was filed with the SEC on December 20, 2005 (the “2004 Plan Registration Statement”);

•                  Registration Statement on Form S-8, (No. 333-168866), pertaining to the registration of Common Stock under the Amended and Restated 2004 Stock Incentive Plan (the “A&R 2004 Plan” and together with the Stock Purchase Plan, the 1996 Plan, the A&R 1996 Plan, the 2001 Plan, the 2001 Deferred Plan, and the 2004 Plan, the “Plans”), which was filed with the SEC on August 16, 2010 (the “A&R 2004 Plan Registration Statement”); and

•                  Registration Statement on Form S-8, (No. 333-174111), pertaining to the registration of Common Stock under the A&R 2004 Plan, which was filed with the SEC on May 10, 2011 (the “Second A&R 2004 Plan Registration Statement”).

Such Post-Effective Amendments are being filed to deregister all of the shares of Common Stock previously registered under the above Registration Statements on Form S-8 and remaining available thereunder.

Power-One, Inc., a Delaware corporation (“Old Power-One”), registered shares of its common stock, par value $0.001 per share (the “Common Stock”), issuable to eligible employees of Old Power-One under its Stock Purchase Plan pursuant to the Employee Stock Purchase Plan Registration Statement.  Old Power-One registered shares of Common Stock, issuable to eligible employees and directors of Old Power-One under its 1996 Plan pursuant to the 1996 Plan Registration Statement.

On June 14, 2010, pursuant to the Agreement and Plan of Reorganization, dated as of June 11, 2010 (the “Reorganization Agreement”), by and between New Power-One, Inc., a Delaware corporation (“New Power-One”), Old Power-One and Power-One Merger-Sub, Inc., a Delaware corporation (“Power-One Merger Sub”), Old Power-One merged with and into Power-One Merger Sub, with Old Power-One surviving the merger (the “First Merger”), following which Old Power-One, as the surviving company, was merged with and into New Power-One with New Power-One surviving (the “Second Merger” and, together with the First Merger, the “Reorganization”). At the effective time of the Second Merger, New Power-One changed its name from “New Power-One, Inc.” to “Power-One, Inc.” (the “Registrant”). The business, operations, assets and liabilities of the Registrant immediately after the Reorganization were the same as the business, operations, assets and liabilities of Old Power-One immediately prior to the Reorganization.

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Old Power-One registered shares of Common Stock, issuable to employees and directors of Old Power-One under its A&R 1996 Plan pursuant to the A&R 1996 Plan Registration Statement, and, pursuant to a post-effective amendment filed August 12, 2010, all stock-based benefits under the A&R 1996 Plan were assumed by the Registrant.

Old Power-One registered shares of Common Stock issuable to eligible employees, consultants, and advisors of Old Power-One and its affiliates under its 2001 Plan pursuant to the 2001 Plan Registration Statement, and, pursuant to a post-effective amendment filed August 12, 2010, all stock based benefits under the 2001 Plan were assumed by the Registrant.

Old Power-One registered shares of Common Stock issuable to eligible employees and directors of Old Power-One under the 2001 Deferred Plan pursuant to the 2001 Deferred Plan Registration Statement, and, pursuant to a post-effective amendment filed August 12, 2010, all stock based benefits under the 2001 Deferred Plan were assumed by the Registrant.

Old Power-One registered shares of Common Stock issuable to officers, employees and non-employee directors of Old Power-One and its subsidiaries under its 2004 Plan pursuant to the 2004 Plan Registration Statement, and, pursuant to a post-effective amendment filed August 12, 2010, all stock based benefits under the 2004 Plan were assumed by the Registrant.

The Registrant registered shares of Common Stock, issuable to eligible employees, directors, officers, consultants, or advisors of the Registrant and its subsidiaries under its A&R 2004 Plan pursuant to the A&R 2004 Plan Registration Statement.

The Registrant registered shares of Common Stock issuable to eligible employees, directors, officers, consultants, or advisors of the Registrant and its subsidiaries under the A&R 2004 Plan pursuant to the Second A&R 2004 Plan Registration Statement.

This Post-Effective Amendment is being filed to terminate all offerings of securities pursuant to the above Registration Statements on Form S-8 and withdraw from registration all securities registered but unsold thereunder.

On July 25, 2013 (the “Effective Time”), pursuant to an Agreement and Plan of Merger, dated as of April 21, 2013, by and among the Registrant, ABB Ltd, a corporation organized under the laws of Switzerland (“Parent”), and Verdi Acquisition Corporation, a Delaware corporation and indirect wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant with the Registrant being the surviving entity and becoming an indirect wholly-owned subsidiary of Parent.  At the Effective Time, all outstanding shares of the Registrant’s Common Stock (other than shares of Common Stock held in the Registrant’s treasury, shares held by Parent or Merger Sub and shares as to which a stockholder had properly perfected appraisal rights) were canceled and converted into the right to receive $6.35 in cash, without interest.

Accordingly, the Registrant hereby terminates all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, and, by means of this Post-Effective Amendment, the Registrant hereby withdraws from registration all securities registered but unsold under the Registration Statements, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Camarillo, state of California, on this 26th day of July, 2013.

POWER-ONE, INC.

By:	/s/ Tina D. McKnight
Tina D. McKnight
General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933.

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